Exhibit 10.3

Credit Agreement

This agreement dated as of June 25, 2007 between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 1 East Ohio Street, Indianapolis, IN 46277, and Flexsteel Industries, Inc. (whether one or more, and if more than one, individually and collectively, the “Borrower”), whose address is 3400 Jackson Street, Dubuque, IA 52001.

1.	Credit Facilities.

1.1

Scope. This agreement governs Facility A, Facility B, and Facility C, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities as defined below. Advances under the Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances including automatic loan sweeps shall not vary the terms or conditions of this agreement or the Related Documents regarding the Credit Facilities.

1.2

Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $20,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement to evidence Facility A, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor. The proceeds of Facility A shall be used to provide funds to finance additional working capital. The Borrower may elect from time to time to permanently reduce the amount of the Bank’s commitment with respect to Facility A as provided in the Line of Credit Note evidencing Facility A.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee on the average unused portion of Facility A at a rate per annum set forth below opposite the applicable Funded Debt to EBITDA Ratio, payable in arrears for each calendar quarter within ten (10) days of billing by the Bank. Funded Debt to EBITDA Ratio is defined in Section 5.2 K of the Credit Agreement.

Funded Debt to EBITDA Ratio	Non-usage Fee
Greater than 3.00 to 1.00	20 bp
Less than or equal to 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	20 bp
Less than or equal to 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	10 bp
Less than or equal to 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	10 bp
Less than or equal to 1.50 to 1.00 but greater or equal to 1.00 to 1.00	10 bp
Less than or equal to 1.00 to 1.00	10 bp

1.3

Facility B (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $20,000,000.00 in the aggregate at any one time outstanding (“Facility B”). Credit under Facility B shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement to evidence Facility B, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor. The proceeds of Facility B shall be used to provide funds to finance additional working capital. The Borrower may elect from time to time to permanently reduce the amount of the Bank’s commitment with respect to Facility B as provided in the Line of Credit Note evidencing Facility B.

1.4

Facility C (Line of Credit). The Bank has approved a credit facility for letters of credit to the Borrower and/or DMI in the principal sum not to exceed $1,000,000.00 in the aggregate at any one time outstanding (“Facility C”). The proceeds of Facility C shall be used to support letters of credit issued for the account of Borrower and/or DMI.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee on the average daily unused portion of Facility C at a rate per annum set forth below opposite the applicable Funded Debt to EBITDA Ratio, payable in arrears for each calendar quarter within ten (10) days of billing by the Bank.

Funded Debt to EBITDA Ratio	Non-usage Fee
Greater than 3.00 to 1.00	20 bp
Less than or equal to 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	20 bp
Less than or equal to 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	10 bp
Less than or equal to 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	10 bp
Less than or equal to 1.50 to 1.00 but greater or equal to 1.00 to 1.00	10 bp
Less than or equal to 1.00 to 1.00	10 bp

The Bank’s determination of the non-usage fee on Facility C shall be conclusive, absent manifest error.

Letters of Credit. At any time that no default has occurred and is continuing or would result, and no event has occurred and is continuing or would result, with the giving of notice or the lapse of time or both would be a default, the Bank agrees to issue letters of credit for the amount of the Borrower and/or DMI until June 30, 2012, provided that (a) the aggregate maximum available amount which is drawn and unreimbursed or may be drawn under all letters of credit which are outstanding at any time, including without limitation all letters of credit issued for the account of the Borrower and/or DMI which are outstanding on the date of this agreement, shall not exceed $1,000,000.00, (b) the issuance of any letter of credit with an expiration date beyond June 30, 2012, shall be entirely at the discretion of the Bank, (c) any letter of credit shall be a commercial letter of credit and the form of the requested letter of credit shall be satisfactory to the Bank, in the Bank’s sole discretion, and (d) the Borrower and DMI shall have executed an application and reimbursement agreement for any letter of credit in the Bank’s standard form. The Borrower shall pay the Bank a fee (the “L/C Fee”) for each commercial letter of credit that is issued, at a rate per annum set forth below opposite the applicable Funded Debt to EBITDA Ratio, payable in arrears for each calendar quarter within ten (10) days of billing by the Bank. Funded Debt to EBITDA Ratio is defined in Section 5.2 K of the Credit Agreement. No credit shall be given for the fees paid due to early termination of any letter of credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on an account of any letter of credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower carried with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing.

Funded Debt to EBITDA Ratio	Letter of Credit Fee
Greater than 3.00 to 1.00	1.50%
Less than or equal to 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	1.25%
Less than or equal to 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	1.00%
Less than or equal to 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	0.75%
Less than or equal to 1.50 to 1.00 but greater or equal to 1.00 to 1.00	0.75%
Less than or equal to 1.00 to 1.00	0.75%

The Bank’s determination of the non-usage fee on Facility C shall be conclusive, absent manifest error.

2.	Definitions. As used in this agreement, the following terms have the following respective meanings:

2.1

“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1 if any, and those extended contemporaneously with this agreement.

2.2	“Capital Expenditures” means any expenditure or the occurrence of any obligation or liability by the Borrower for any asset which is classified as a capital asset.

2.3

“Distributions” means all dividends and other distributions made by the Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

2.4	“DMI” means DMI Furniture, Inc.

2.5	“Funded Debt to EBITDA Ratio” is used as that term is defined in Section 5.2 K.

2.6

“Liabilities” means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.7	“Notes” means the Line of Credit Note(s) described in Section 1, and all promissory notes, instruments and/or contracts evidencing the terms and conditions of the Liabilities.

2.8

“Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Bank).

2.9	“Account Debtor” means the person or entity obligated upon an Account.

2.10

“Affiliate” means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any Subsidiary of the Borrower.

2.11

“Subsidiary” of a person or entity means, (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such person or entity or by one or more of its Subsidiaries or by such person or entity and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interest having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower, and include, without limitation, DMI.

2.12

“Related Documents” means the Notes, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

2.13	“Subordinated Debt” means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

3.	Conditions Precedent to Extensions of Credit.

3.1

Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A.  Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B.   Evidence of Due Organization and Good Standing. Evidence, satisfactory to the Bank, of the due organization, valid existence and good standing of the Borrower and every other business entity that is a party to this agreement or any other Related Document; and

C.  Evidence of Authority to Enter into Loan Documents. Evidence that (i) each party to this agreement and any other document required by this agreement is authorized to enter into the transactions described in this agreement and the other Related Documents, and (ii) the person signing on behalf of each party is authorized to do so.

3.2

Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.  Representations. The representations of the Borrower are true on and as of the date of the request for and funding of the extension of credit;

B.   No Event of Default. No default has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period;

C.  Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D.  No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by or subjects the Bank to any penalty or onerous condition under any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing), foreign governmental authority, the United States of America, any state thereof and any political subdivision of any of the foregoing and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank or the Borrower, or any Subsidiary of the Borrower or their respective properties.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1

Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be acceptable to the Bank, covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2

Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

4.4

Inspection. Permit the Bank, its assigns or agents, at such times and at such intervals as the Bank may reasonably require: (1) to inspect, examine, audit and copy the Borrower’s business records, and to discuss the Borrower’s business, operations, and financial condition with the Borrower’s officers and accountants; (2) to inspect the Borrower’s business operations and sites; (3) to perform audits or other inspections of any collateral securing any of the Liabilities, including records and other documents relating to that collateral and the Borrower shall promptly compensate the Bank for all costs and expenses associated with any such inspection or audit (including in-house costs and expenses charged within the Bank for such inspection or audit) after receiving the Bank’s invoice(s) therefor; and (4) at the Borrower’s expense, to confirm with Account Debtors the accuracy of Accounts.

4.5	Financial Reports. Furnish to the Bank whatever information, books and records the Bank may from time to time reasonably request, including at a minimum:

A.        Within one hundred (100) days after and as of the end of each of its fiscal years, a detailed consolidated, if applicable, financial statement including a balance sheet and statements of income, cash flow and retained earnings, such financial statement, to be audited by an independent certified public accountant of recognized standing acceptable to the Bank in the Bank’s sole discretion.

B.         Via either the EDGAR System or its Home Page, within ten (10) days after the filing of its Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, but no event later than forty-five (45) days after the end of such fiscal year, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended.

C.        Via either the EDGAR System or its Home Page, within ten (10) days after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities and Exchange Commission, but no event later than forty-five (45) days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q, and, as soon as it shall become available, a quarterly report to shareholders of the Borrower for the fiscal quarter then ended.

D.        Via either the EDGAR System or its Home Page, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission.

If for any reason the EDGAR System and/or its Home Page are not available to the Borrower as is required for making available the financial statements or reports referred to above, the Borrower shall then furnish a copy of such financial statements or reports to the Bank.

For the purposes of this section, “EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the United States Securities and Exchange Commission or any replacement system, and “Home Page” means the Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as “www.flexsteel.com” or such other universal resource locator that the Borrower shall designate in writing to the Bank as its corporate home page on the World Wide Web.

4.6

Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower or any Subsidiary, which could materially affect the business, assets, affairs, prospects or financial condition of the Borrower or any Subsidiary; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by the Borrower or any Subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower and any Subsidiary may have liability; (4) any additions to or changes in the locations of the Borrower’s or any Subsidiary’s businesses, and (5) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

4.7	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any Subsidiary and any other party.

4.8

Title to Assets and Property. Maintain good and marketable title to all of the Borrower’s and each Subsidiary’s assets and properties, and defend such assets and properties against all claims and demands of all persons at any time claiming any interest in them.

4.9

Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any lien, comply with legal requirements applicable to the Bank or the Credit Facilities or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10	Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations.

4.11

Banking Relationship. Cause DMI to maintain its primary banking depository and disbursement relationship with the Bank and establish such accounts and maintain balances therein with the Bank sufficient to cover the cost of all the Bank’s services provided; provided, however, that nothing herein shall require DMI to keep and maintain a specific minimum balance in such accounts.

4.12

Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each fiscal quarter, (excluding the 4th fiscal quarter) and within one hundred (100) days after the end of each fiscal year, with a certificate executed by the Borrower’s chief financial officer, or other officer or a person acceptable to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement.

5.	Negative Covenants.

5.1

Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not, and will not allow or permit any Subsidiary to:

A.       Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in the latest financial statement of the Borrower and the Subsidiaries furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, and (4) other unsecured indebtedness and purchase money indebtedness in an aggregate amount not to exceed $10,000,000.00 at any time outstanding for the Borrower and the Subsidiaries.

B.        Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business, and unsecured guaranties by the Borrower and the Subsidiaries in an aggregate amount not at any time exceeding $3,000,000.00 of guaranteed debt.

C.        Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities, and purchase money security interests which secure any purchase money indebtedness permitted under this agreement.

D.        Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

E.        Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been sold or transferred by the Borrower or Subsidiary to such person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.

F.         Limitation on Negative Pledge Clauses. Enter into any agreement with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

G.        Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under this agreement or any of the other Related Documents.

H.        Investments and Acquisitions. Permit to exist any investments (including without limitation, loans and advances to, and other investments in, Subsidiaries), or commitments therefore, or to create any subsidiary or to become or remain a partner in any partnership or joint venture, or make any acquisition of any person, except:

(i)	Cash equivalent investments;
(ii)	Extensions of credit or credit accommodations to customers or vendors made by Borrower or a Subsidiary in the ordinary course of business;
(iii)

Reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on behalf of Borrower or any Subsidiary in the course of discharging their assigned duties;

(iv)	Existing investments in Subsidiaries and other investments in existence prior to the agreement date; or

(v)

Acquisitions made after the Agreement date, provided that, (a) the aggregate purchase prices paid or payable in all such acquisitions consummated during any period of twelve consecutive calendar months is not in excess of $25,000,000.00 for the Borrower and the Subsidiaries, and no default has occurred and is continuing or would result and no event has occurred and us continuing or would result that, with the giving of notice or the lapse of time or both, would be a default.

I.	Asset Sales. Lease, sell or otherwise dispose of its property to any other person, except:

(i)	sale of inventory in the ordinary course of business; or
(ii)

leases, sales or other dispositions of property with persons and entities who are unaffiliated with the Borrower or any Subsidiary, provided that the fair market value of such property when aggregated with the fair market value of all other property of Borrower and its Subsidiaries previously leased, sold or disposes of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, does not exceed $5,000,000.00.

J.         EBITDA/Interest Ratio. Permit as of any fiscal quarter end, its ratio determined on a consolidated basis for Borrower and its Subsidiaries, of (i) net income, plus amortization, depreciation, interest expense, income taxes, and the aggregate amount of all expenses related to options, (employees stock option plans or employee stock purchase plans which reduce net income), all computed for the twelve month period then ending, to (ii) interest expense, computed for the same such period, to be less than 3.00 to 1.00.

K.         Funded Debt to EBITDA Ratio. Permit as of any fiscal quarter end, its “Funded Debt to EBITDA Ratio” to be greater than 3.50 to 1.00. As used herein “Funded Debt to EBITDA Ratio” means the ratio, determined on a consolidated basis for Borrower and its Subsidiaries, of (i) total liabilities excluding (a) accounts arising from the purchase of goods and services in the ordinary course of business, (b) accrued expenses or losses, and (c) deferred revenues or gains, all computed as of the end of the fiscal quarter for which this ratio is being determined, to (ii) net income, plus amortization, depreciation, interest expense, income taxes, and the aggregate amount of all expenses rela ted to options, (employee stock option plans or employee stock purchase plans which reduce net income), all computed for the twelve month period then ending with such fiscal quarter end.

L.         Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or any Subsidiary or from otherwise conducting business with Borrower or any Subsidiary, or (2) fail to provide documentary and other evidence of Borrower’s or any Subsidiary’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s or any Subsidiary’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.	Representations.

6.1

Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full. The Borrower represents and warrants to the Bank that: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this agreement is its exact name as it appears in its organizational documents, as amended, including any trust documents, (c) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (d) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (h) the Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (j) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (k) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (l) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose, if the Borrower is other than a natural person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

6.2

Continuing Representations. Each request for an advance or conversion or continuation of an advance under any of the Credit Facilities shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this agreement shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties are stated to expressly relate solely to an earlier date.

7.	Default/Remedies.

7.1	Events of Default/Acceleration. If any of the following events occurs the Notes shall become due immediately, without notice, at the Bank’s option:

A.        The Borrower, any Subsidiary, or any guarantor of any of the Liabilities (the “Guarantor”), fails to pay when due any amount payable under the Notes, under any of the Liabilities, or under any agreement or instrument evidencing debt to any creditor.

B.         The Borrower, any Subsidiary, or any Guarantor (a) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Notes or other Related Documents; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Notes) and the effect of such default will allow the creditor to declare the debt due before its maturity.

C.        In the event (a) there is a default under the terms of any Related Document, (b) any guaranty of the loan evidenced by the Notes is terminated or becomes unenforceable in whole or in part, (c) any Guarantor fails to promptly perform under its guaranty, or (d) the Borrower, any Subsidiary, or any Guarantor fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower and any Subsidiary and JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors.

D.        There is any loss, theft, damage, or destruction of any collateral securing the Credit Facilities not covered by insurance.

E.         A “reportable event” (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower, any Subsidiary, any Guarantor or any affiliate of the Borrower or any Guarantor.

F.         The Borrower, any Subsidiary, or any Guarantor becomes insolvent or unable to pay its debts as they become due.

G.        The Borrower, any Subsidiary, or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.

H.        A custodian, receiver, or trustee is appointed for the Borrower, any Subsidiary, or any Guarantor or for a substantial part of its assets.

I.         Proceedings are commenced against the Borrower, any Subsidiary, or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower, any Subsidiary, or the Guarantor consents to the commencement of those proceedings.

J.         Any judgment is entered against the Borrower, any Subsidiary, or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower, any Subsidiary, or any Guarantor.

K.        The Borrower, any Subsidiary, or any Guarantor dies, or a guardian or conservator is appointed for the Borrower, any Subsidiary, or any Guarantor or all or any portion of the Borrower’s assets, any Subsidiary’s assets, or any Guarantor’s assets, or the Collateral.

L.         The Borrower, any Subsidiary, or any Guarantor, without the Bank’s written consent (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other business entity, except in the ordinary course of its business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any Subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor).

M.        Any material adverse change occurs in the business, assets, affairs, prospects or financial condition of the Borrower, any Subsidiary, or any Guarantor of the Borrower.

7.2

Remedies. At any time after the occurrence of a default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A.        Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each obligor agrees to stand still with regard to the Bank’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank’s rights to realize on any collateral.

B.         Expenses. To the extent not prohibited by applicable law and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Facilities and the realization on any collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys’ fees (including counsel for the Bank that are employees of the Bank or its affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any loan party or property of any loan party. All amounts payable under the terms of this agreement shall be paid without relief from valuation and appraisement laws. The obligations of the Borrower under this section shall survive the termination of this agreement.

C.        Bank’s Right of Setoff. In addition to the Collateral, if any, the Borrower, for itself and as agent on behalf of each of its Subsidiaries, grants to the Bank a security interest in, and the Bank is authorized, if a default or an “unmatured default” (hereinafter defined) has occurred and is continuing or would result, to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities of the Borrower to the Bank and against any and all indebtedness, liabilities and obligations or any Subsidiary to the Bank, This right of setoff may be exercised, if a default or an unmatured default has occurred and is continuing or would result, at any time and from time to time, and without prior notice to the Borrower or any Subsidiary, This security interest and right of setoff may be enforced or exercised by the Bank regardless of whether or not the Bank has made any demand under this paragraph or whether the Liabilities are contingent, matured, or unmatured. Any delay, neglect or conduct by the Bank in exercising its rights under this paragraph will not be a waiver of the right to exercise this right of setoff or enforce this security interest. The rights of the Bank under this paragraph are in addition to other rights the Bank may have in the Related Documents or by law. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower or any Subsidiary (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by law); (b) the term “Securities and Other Property” means any and all securities and other property of the Borrower or any Subsidiary in the custody, procession or control of the Bank (other than property held by the Bank in a fiduciary capacity); (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower or any Subsidiary; and (d) the term “unmatured default” means an event which, with the giving of notice or the lapse of time or both, would be a default under this agreement or any of the Related Documents.

8.	Miscellaneous.

8.1

Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2

No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3

Integration. This agreement, the Notes, and the other Related Documents to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Related Documents in any other jurisdiction.

8.4

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Indiana (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Indiana, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Indiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.5	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

8.6

Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower’s indebtedness to the Bank shall be paid in full.

8.7

Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.8

Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s

reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.9

Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10

Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any Related Documents.

8.11

Conflicting Terms. If this agreement is inconsistent with any provision in any other Related Documents, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such inconsistency.

8.12

Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees (including the fees of in-house counsel) incurred in connection with the preparation and execution of this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith.

8.13

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.14	Severability. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect.

8.15

Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.16

Waivers. Any party liable on the Notes waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding anyone else, any collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against any other obligor or guarantor of the Liabilities, or any collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any endorser or other parties’ obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any endorser or other party liable hereunder or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Any party liable on the Notes consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of the Notes. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the party against whom it is being enforced.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

10.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.

JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address(es) for Notices:		Borrower:
3400 Jackson Street Dubuque, IA 52001		Flexsteel Industries, Inc.
Attn:	Timothy E. Hall	By:	/s/ Timothy E. Hall
			Timothy E. Hall	VP Finance, CFO & Secretary
			Printed Name	Title
		Date Signed:	6/25/2007

Address for Notices:		Bank:
1 East Ohio Street Indianapolis, IN 46277		JPMorgan Chase Bank, N.A.
Attn:	John Otteson	By:	/s/ John Otteson
			John Otteson	Vice President
			Printed Name	Title
		Date Signed:	6/25/2007